Exhibit 99.1

FOR IMMEDIATE RELEASE

COLUMBIA BANK PROMOTES BROCK LAKELY TO CHIEF ACCOUNTING OFFICER

TACOMA, Wash. – May 4, 2018 – Columbia Banking System, Inc. (NASDAQ:COLB) today announced the promotion of Brock Lakely to Senior Vice President, Chief Accounting Officer of the company and its subsidiary Columbia Bank, effective June 1, 2018. As Vice President, Director of Accounting since August 2015, Mr. Lakely has held increasingly senior positions in the accounting department at Columbia since joining the Bank in September 2011. Mr. Lakely succeeds Barry Ray as Chief Accounting Officer, following Mr. Ray’s announced departure from the company.

“Brock has played an instrumental role on our accounting team for the past seven years and brings excellent credentials to his new position,” said Hadley Robbins, President and Chief Executive Officer. “We congratulate Brock on his well-deserved promotion. We also want to thank Barry Ray for his 12 years of service to Columbia. As he leaves Columbia to assume a chief financial officer position, we wish him every success in his future endeavors.”

Brock Lakely joined Columbia in 2011 as Regulatory Reporting Officer and was promoted to Financial Reporting Manager in July 2014. Prior to Columbia, he spent nearly five years as a senior accountant and senior financial reporting analyst for Russell Investments. He began his career at Ernst & Young as a staff and senior auditor for private and public companies in several industries including banking. He is a Certified Public Accountant and holds an MBA from Oklahoma State University and a bachelor’s degree in accounting from Southwestern Oklahoma State University.

About Columbia Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding company of Columbia Bank, a Washington state-chartered full-service commercial bank with locations throughout Washington, Oregon and Idaho. For the eleventh consecutive year, the bank was named in 2017 as one of Puget Sound Business Journal’s “Washington’s Best Workplaces.” Columbia ranked eleventh on the 2018 Forbes list of best banks.

More information about Columbia can be found on its website at www.columbiabank.com.

Investor Relations Contact:

InvestorRelations@columbiabank.com

(253) 305-1921

Media Contact:

Moira Conlon

Tricia Ross

Financial Profiles, Inc.

(310) 622-8226